UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT 1934

Armada Oil, Inc.

(Exact name of registrant as specified in its charter)

Nevada	98-0195748
(State of incorporation)	(IRS Employer Identification No.)

5220 Spring Valley Rd

Suite 615

Dallas, TX 75254

(972) 490-9595

(Address and telephone number of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box ☒

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

Common Stock, par value $0.001 per share

Item 1.   Description of Registrant’s Securities to be Registered.

Armada Oil, Inc. (“Armada,” “we,” “us,” or “our”) is authorized to issue up to 100,000,000 shares of common stock, $0.001 par value per share, of which, as of the date of this Registration Statement on Form 8-A, 56,030,473 shares were issued and outstanding.

Holders of shares of Armada common stock are entitled to one vote per share on each matter requiring the approval of the holders of the common stock of Armada. There are no cumulative voting rights. Therefore, holders of a majority of the shares of our common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. The holders of shares of Armada common stock have no preferential or preemptive rights to acquire additional shares of Armada’s capital stock, or any other security, of Armada. Subject to the preferences that may be applicable to any outstanding preferred stock, holders of Armada common stock are entitled to receive ratably all dividends, if any, declared by the Board of Directors out of funds legally available for dividends. All outstanding shares of Armada common stock are fully paid and non-assessable.

Our Articles of Incorporation authorize our Board to issue up to 100,000,000 shares of common stock and up to 1,000,000 shares of “blank check” preferred stock. The power of the Board to issue shares of common stock or preferred stock, or warrants or options to purchase shares of the same, is generally not subject to stockholder approval. Currently no preferred stock is outstanding; however, our Board can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing them to be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price, if any, of our common stock.

Armada’s amended and restated bylaws provide that the number of directors may be fixed from time to time by the Board of Directors, but must not be less than one or more than nine. The current number of directors is seven.

Armada does not have a stockholder protection rights plan.

Special meetings of the stockholders may be called only by the Chairman of the Board, if any, the Chief Executive Officer, if any, the President or, only at the request of a majority of the Board of Directors, the Secretary.

Section 78.390 of the Nevada Revised Statutes (“NRS”) provides that an amendment of the articles of incorporation requires the affirmative vote of the majority of the outstanding stock entitled to vote.

Section 78.411 et seq. of the NRS generally provides that a Nevada corporation such as Armada which has not “opted out” of coverage by this section in the prescribed manner may not engage in any “combination” with an “interested stockholder” for a period of two years following the date that the stockholder became an “interested stockholder” unless prior to that time the Board of Directors of the corporation approved either the “combination” or the transaction which resulted in the stockholder becoming an “interested stockholder.”

After expiration of the two-year period, a Nevada corporation may engage in a “combination” with an “interested stockholder” only if:

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•	it is permitted by the articles of incorporation and certain voting requirements specified in Section 78.439 of the NRS are met; or

•	the “combination” meets certain fair price criteria specified in Sections 78.441 to 78.444 of the NRS.

The above provisions do not apply to any “combination” of a Nevada corporation:

•	which does not, as of the date that a person first becomes an “interested stockholder,” have a class of voting shares registered with the SEC under Section 12 of the Securities Exchange Act of 1934, unless the articles of incorporation provide otherwise; or

•	whose articles of incorporation were amended to provide that the corporation is subject to the above provisions and which did not have a class of voting shares registered with the SEC under Section 12 of the Securities Exchange Act of 1934 on the effective date of such amendment, if the “combination” is with an “interested stockholder” whose date of acquiring shares is before the effective date of such amendment.

An “interested stockholder” generally means any person that:

•	is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or

•	is an affiliate or associate of the corporation and at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding shares of the corporation.

The term “combination” is broadly defined to include a variety of transactions, including mergers, consolidations, sales or other dispositions of 5% or more of a corporation’s assets and various other transactions which may benefit an “interested stockholder.”

Armada’s articles of incorporation, as amended, do not exempt Armada’ from these restrictions.

Shares of Armada common stock are quoted on the OTCQB under the symbol “AOIL.”

Item 2. Exhibits

The following exhibits are filed as a part of the registration statement:

Exhibit Number	Description

3.1	Articles of Incorporation filed November 6, 1998 (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4/A filed by Armada Oil, Inc., on December 11, 2012)

3.2	Certificate of Amendment filed June 13, 2005 (Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4/A filed by Armada Oil, Inc., on December 11, 2012)

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3.3	Certificate of Amendment filed June 27, 2011 (Incorporated by reference to Exhibit 3.1to the Current Report on Form 8-K filed by Armada Oil, Inc., on June 29, 2011.)

3.4	Certificate of Amendment filed May 7, 2012 (Incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4/A filed by Armada Oil, Inc., on December 11, 2012)

3.5	By-Laws (Incorporated by reference to Exhibit 3.1to the Current Report on Form 8-K filed by Armada Oil, Inc., on March 29, 2013.)

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 15, 2014	ARMADA OIL, INC.

By:
Name: Randy M. Griffin
Title: Chief Executive Officer

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